Exhibit (1)
                                  PRESS RELEASE


          Moneyzone.com Terminates Merger Agreement with Sutton Online


May 25, 2001, Moneyzone.com (OTCBB: MNZN) announced today that due to an inability to close the merger transaction in a timely fashion, Moneyzone.com and Sutton Online have terminated their proposed merger. Management of Moneyzone.com had no comment on their future plans for the business. Management of Sutton Online intends to proceed with other options it has to enter the public markets via merger with a publicly traded entity.

Moneyzone.com and Sutton Online are a majority owned subsidiaries of Global Capital Partners Inc., (NASDAQ:GCAP).

For Additional Information Contact:

Randall F. Greene
President and CEO
MoneyZone.com
704.522.1410